EXHIBIT 99


                                                           FOR IMMEDIATE RELEASE

FOR MORE INFORMATION, PLEASE CONTACT:
Brian Fredrickson
CyberStar Computer Corporation
phone: 952-943-1598
e-mail: bfredrickson@cyberstarpc.com


CYBERSTAR COMPUTER CORPORATION ACQUIRES INTERNATIONAL TRADE CENTER, INC.


         Minneapolis, MN, June 21, 2000 -- CyberStar Computer Corporation (OTC Bulletin Board: CYSR), a PC manufacturer specializing in e-commerce PC delivery, announced today that it has completed the acquisition of International Trade Center, Inc., an Arizona corporation ("ITC").

         Incorporated in June of 1999 and based in Tempe, AZ, ITC is an international distributor of computer hardware, software and peripherals. With strategic supply partnerships spanning over five continents, ITC specializes in global distribution of tier-one computer related products to and from the country's largest computer resellers. ITC reported $593,133 in taxable income on $22,498,355 million in gross receipts or sales less returns and allowances on their 1999 U.S. Corporation Income Tax Return filed for the year ended December 31, 1999. ITC's primary offices will remain in Tempe, AZ and they will be a master distributor of the eNetpc(TM) software developed by CyberStar for B2B business on the internet.

         eNetpc(TM) v1.5 software is a customizable on-line B2B configurator package that enables CyberStar customers to offer custom-built CyberStar PCs, notebooks, and fileservers to their customers on the internet. Upon final design, the software will provide customers an easy to use method of configuring, ordering, and tracking the customized CyberStar systems.

         Traded on the OTC:BB (CYSR), CyberStar(R) Computer Corporation specializes in e-commerce software for B2B online PC configuration, delivery, and fulfillment on the internet. More company information can be found at www.cyberstarpc.com or www.enetpc.com.

         Any statements contained herein related to future events are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform

Act of 1995. These statements are based upon CyberStar's current expectations and judgments about future developments in CyberStar's business and may be affected by several factors, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of CyberStar's products, general conditions in the computer industry and reduced sales and/or profits from International Trade Center, Inc. Readers are cautioned not to place undue reliance on forward-looking statements. CyberStar undertakes no obligation to update any such statements to reflect actual events.


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